Exhibit 10.17

March 13, 2017

Re:    SVMK Inc. Board of Directors

Dear Brad:

On behalf of SVMK Inc., a Delaware corporation (“SurveyMonkey” or the “Company”), I am pleased to invite you to join our Board of Directors (the “Board”), subject to your election to the Board, which we anticipate will be on or before May 24, 2017 (the date of our next Board meeting) (the “Effective Date”). I speak for the entire board when I say we are all thrilled to have you join the team!

In consideration for your service on the Board and subject to approval by the Board (or a committee thereof), you will be granted options under the Company’s 2011 Equity Incentive Plan (the “Plan”) to purchase 210,000 shares of the Company’s common stock at an exercise price of $16.03 per share. We will recommend that your vesting schedule be set such that the options shall vest in a series of equal monthly installments over the 48-month period measured from the Effective Date, subject to your continued service on the Board on any such date.

SurveyMonkey will reimburse you for all reasonable travel expenses that you incur in connection with your attendance at meetings of the Board, in accordance with our expense reimbursement policy as in effect from time to time. In addition, you will receive indemnification as a director of the Company to the maximum extent extended to directors of the Company generally, as set forth in the Company’s certificate of incorporation, bylaws, an indemnification agreement between the Company and you (which will be provided to you following the Effective Date) and any director and officer insurance the Company may have and maintain from time to time.

In accepting this offer, you are representing to us that (i) you do not know of any conflict which would restrict your service on the Board, and (ii) you will not provide the Company with any confidential or proprietary information belonging to other parties.

This letter sets forth the entire compensation you will receive for your service on the Board. Nothing in this letter should be construed as an offer of employment. If the foregoing terms are agreeable, please indicate your acceptance by signing the letter in the space provided below and returning this letter to the Company.

We are all delighted to be able to extend you this offer and look forward to working with you.

Very truly yours,

/s/ Zander Lurie
Zander Lurie
CEO & Director

ACCEPTED AND AGREED:

Sign:	/s/ Brad D. Smith
Print name: Brad D. Smith
Date: 5/4/2017